Exhibit 99.1

FOR IMMEDIATE RELEASE
Press Release AIG 175 Water Street New York, NY 10038 www.aig.com

Contacts:
Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com
Daniel O'Donnell (Media): 212-770-3141; daniel.odonnell@aig.com

Matt Gallagher (Media): 212-458-3247; matthew.gallagher2@aig.com

AIG ANNOUNCES CLOSING OF VALIDUS ACQUISITION

NEW YORK, July 18, 2018 -- American International Group, Inc. (NYSE: AIG) today announced it has completed its acquisition of Validus Holdings, Ltd. (“Validus”). The transaction, which was first announced on January 22, 2018, closed following receipt of regulatory approvals and approval of Validus shareholders.

As part of AIG, Validus adds attractive and diversified franchises, including Validus Re, a leading reinsurance platform; AlphaCat, an insurance-linked securities asset manager; Talbot, a Lloyd's syndicate; Western World, a specialist in U.S. small commercial excess and surplus underwriting; and Crop Risk Services, which provides access to the North American crop insurance market.

“We are very pleased to welcome Validus to AIG,” said Brian Duperreault, President and Chief Executive Officer of AIG. “Validus’ experienced team and complementary businesses will help us deliver sustainable, profitable growth as we continue to build value for our shareholders.”

Peter Zaffino, AIG's Chief Executive Officer, General Insurance, said, “We look forward to working with the Validus team on the expanded capabilities and value we can deliver to our clients and broker partners. The Validus businesses will be immediately accretive to our performance in General Insurance now that they are officially part of AIG.”

American International Group, Inc. (AIG) is a leading global insurance organization. Founded in 1919, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement products, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

Certain statements in this press release constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the SEC pursuant to the Securities Exchange Act of 1934.